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                                                                     Exhibit 2.2

                                FIRST AMENDMENT

                                      TO

                         AGREEMENT AND PLAN OF MERGER


     This First Amendment to Agreement and Plan of Merger (the "First Amendment") is made as of the 11/th/ day of December, 2000, by and between Planar Systems, Inc., an Oregon corporation ("Acquiror"), Corona Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Acquiror ("Sub"), AllBrite Technologies, Inc., a California corporation ("Target"), Lee Olesen and Richard Moore (each a "Signing Target Shareholder").


                                   RECITALS:

     A. The parties entered into that certain Agreement and Plan of Merger dated as of December 4, 2000 (the "Agreement").

     B.   The parties wish to amend Section 2.1(b)(i) of the Agreement.


                                   AGREEMENT

     1. The definition of "Closing Stock Price" as set forth in Section 2.1(b)(i) of the Agreement is hereby amended and restated as follows:

          B equals the average closing price of Acquiror Common Stock for the ten (10) trading days ending on the fourth business day before the Closing Date (the "CLOSING STOCK PRICE");

     2. Any capitalized term used, but not otherwise defined, herein, shall have the meaning assigned to it in the Agreement.

     3. Except as otherwise amended by this First Amendment, the Agreement shall remain in full force and effect.

     4. This First Amendment shall be governed by and interpreted under the laws of the State of Oregon, not withstanding any choice of law provisions.
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     In Witness Whereof, the parties hereto have executed this Agreement intending it to be effective as of the day and year first above written.

ALLBRITE TECHNOLOGIES, INC.            PLANAR SYSTEMS, INC.


By:  /s/ Lee Olesen                    By: /s/ Balaji Krishnamurthy
     --------------------                  ---------------------------------
         Lee Olesen                            Balaji Krishnamurthy
         President                             President and Chief Executive
                                               Officer


CORONA ACQUISITION CORPORATION


By:  /s/ Balaji Krishnamurthy
     -----------------------------------------
         Balaji Krishnamurthy
         President and Chief Executive Officer


SIGNING TARGET SHAREHOLDERS

/s/ Lee Olesen
------------------------
Lee Olesen

/s/ Richard Moore
------------------------
Richard Moore